EXHIBIT 99.2

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES AUTHORIZATION FOR
ADDITIONAL STOCK REPURCHASES

STAMFORD, CT, March 3, 2014 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, announced today that its Board of Directors has authorized the Company to repurchase up to an aggregate of $300 million of its common stock, inclusive of prior authorizations.  This authorization is effective through December 31, 2019.

“As in the past, we maintain a disciplined approach to capital deployment with a priority towards growth investments for the Company,” said Tony Allott, President and CEO.  “This authorization will allow us to repurchase stock from time to time.  At this point, we see plenty of opportunities to invest in our business, and we do not envision a large one-time buyback,” concluded Mr. Allott.

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Silgan Holdings is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.7 billion in 2013.  Silgan operates 88 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products.  In addition, Silgan is a

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SILGAN HOLDINGS
March 3, 2014

leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2013 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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